    As filed with the Securities and Exchange Commission on February 25, 1999
                            REGISTRATION NO. ________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   E-NET, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                     52-1929282
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

12800 Middlebrook Road, Suite 200                           20874
      Germantown, Maryland                                (Zip Code)
      (Address of Principal
       Executive Offices)

                    E-NET, INC. 1998 STOCK COMPENSATION PLAN
                            (Full title of the plan)

        Robert A. Veschi                              Charles A. Sweet, Esq.
            President                                   Williams & Connolly
           e-Net, Inc.                                725 - 12th Street, N.W.
12800 Middlebrook Road, Suite 200                     Washington, D.C.  20005
   Germantown, Maryland 20874                             (202) 434-5000
   (Name and address of agent                                (Copy to)
          for service)

         (301) 601-8700
(Telephone number, including area

                                     CALCULATION OF REGISTRATION FEE

                                                        Proposed               Proposed
                                 Amount                 maximum                 maximum
  Title of securities             to be              offering price            aggregate              Amount of
    to be registered           registered              per share            offering price        registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
      Common Stock
    $0.01 per value           1,000,000(1)             $ 4.063(2)            $4,060,300(2)            $1,129
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) The e-Net, Inc. 1998 Stock Compensation Plan, as amended (the "Plan") authorizes the issuance of a maximum of 1,000,000 shares of common stock, $0.01 par value ("Common Stock"), all of which are being registered hereunder. 480,652 shares of Common Stock authorized to be issued under the Plan are subject to outstanding options granted under the Plan and 519,348 are available for future grants thereunder.

(2) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share was determined by calculating the weighted average exercise price of (i) the 480,652 shares of Common Stock being offered under outstanding options at a weighted average exercise price of $ 4.7668, and (ii) the 519,348 shares of Common Stock being offered at an exercise price of $ 3.4065, based on the average of the high and low price per share of the Common Stock on February 23, 1999, as reported in the Nasdaq SmallCap Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         We incorporate by reference the following documents that we filed with the Securities and Exchange Commission (THE "SEC") under the Securities Exchange Act of 1934 (THE "EXCHANGE ACT"):

         - The Annual Report on Form 10-KSB of e-Net, Inc. (THE "COMPANY"), SEC File No. 000-20865, for the fiscal year ended March 31, 1998, filed with the SEC on June 30, 1998.

         - Amendment No. 1 to Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 1998, filed with the SEC on August 4, 1998.

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998, filed with the SEC on August 14, 1998.

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998, filed with the SEC on October 26, 1998.

         - Amendment No. 1 to Quarterly Report on Form 10-QSB/A for the fiscal quarter ended September 30, 1998, filed with the SEC on February 1, 1999.

         - Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998, filed with the SEC on February 12, 1999.

         -        Current Report on Form 8-K, filed with the SEC on April 23,
                  1998.

         -        Current Report on Form 8-K, filed with the SEC on October 26,
                  1998.

         -        Current Report on Form 8-K, filed with the SEC on January 29,
                  1998.

         - Preliminary Proxy Statement on Schedule 14A, filed with the SEC on October 1, 1998.

         - Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 12, 1998.

         - Description of the Common Stock contained in Form 8-A Registration Statement, as amended, filed with the SEC on February 11, 1997, and all amendments and reports subsequently filed for the purpose of updating that description.

         We also incorporate by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment indicating that all securities offered by this registration statement have been sold or deregistering all securities remaining unsold.

         Any statement contained or incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that it is modified or superceded by any other statement in this registration statement or in any subsequently filed document that is incorporated by reference. Any statement modified in this manner shall not be deemed to be a part of this registration statement, and any statement superseded in this manner shall not be deemed to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         As permitted by Delaware law, the Company's Restated Certificate of Incorporation includes a provision that provides that the Company will, to the fullest extent permitted by applicable law, defend and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (A "PROCEEDING") by reason of the fact that he, or a person for whom he is a legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust enterprise or nonprofit entity, including services with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person. The Company must indemnify a person in connection with a Proceeding (or part thereof) he or she initiated only if the proceeding (or part thereof) was authorized by the Board of Directors of the Company. To the fullest extent permitted by the Delaware General Corporation Law (THE "DGCL") as currently in effect or as it may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director.

         The provisions are intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of the duty of care by a director. They also diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders' derivative action. As a consequence of these provisions, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within an exception under the DGCL or under Delaware case law. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of equitable relief in the event of a breach of fiduciary duty. Management of the Company believes these provisions will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. The limitation on liability and indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Additionally, the Company has procured directors' liability insurance coverage, but there is no assurance that it will provide coverage to the extent of the director's claims for indemnification. In such an event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification and, the value of the Company stock may be adversely affected as a result. There is also no assurance that the Company will be able to continue to procure directors' liability insurance. It is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (THE "ACT"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration.

         Not applicable.

Item 8.  Exhibits.

4.1      --       e-Net, Inc. 1998 Stock Compensation Plan, as amended

4.2      --       Restated Certificate of Incorporation, filed December 18, 1998
                  (incorporated by reference from Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on January 6, 1998, as further amended and declared effective on January 27, 1999 ("POST-EFFECTIVE
                  AMENDMENT NO. 2"))

4.3      --       Restated Bylaws of the Company (incorporated by reference from
                  Post-Effective Amendment No. 2)

5.1      --       Opinion of Williams & Connolly regarding legality of
                  securities being registered

24.1     --       Consent of Grant Thornton LLP

24.2     --       Consent of Williams & Connolly (included in Exhibit 5.1)

25.1     --       Power of Attorney (included on page 7)

Item 9.  Undertakings.

(a)               The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs and which is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly thereunto authorized, in the County of Montgomery, State of Maryland, on February 25, 1999.

                                            e-NET, INC.


                                            By:      /S/ ROBERT A. VESCHI
                                                  -----------------------
                                                     Robert A. Veschi
                                                     President

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints each of Robert A. Veschi and Donald J. Shoff as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

NAME                                                             TITLE                              DATE
----                                                             -----                              ----

         /S/ALONZO E. SHORT, JR.                                 Chairman of the Board              February 25, 1999
-----------------------------------------------------
Alonzo E. Short, Jr., Lt. Gen., USA (ret.)

         /S/ROBERT A. VESCHI                                     President, Chief Executive         February 25, 1999
-----------------------------------------------------
Robert A. Veschi                                                 Officer, Director

         /S/DONALD J. SHOFF                                      Chief Financial Officer            February 25, 1999
-----------------------------------------------------
Donald J. Shoff                                                  (Chief Accounting Officer)

         /S/WILLIAM L. HOOTON                                    Director                           February 25, 1999
-----------------------------------------------------
William L. Hooton

         /S/CLIVE WHITTENBURY                                    Director                           February 25, 1999
-----------------------------------------------------
Clive Whittenbury, Ph.D.

         /S/WILLIAM W. ROGERS, JR.                               Director                           February 25, 1999
--------------------------------------------
William W. Rogers, Jr.


                                  EXHIBIT INDEX


4.1      --       e-Net, Inc. 1998 Stock Compensation Plan, as amended

4.2      --       Restated Certificate of Incorporation, filed December 18, 1998
                  (incorporated by reference from Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the SEC on January 6, 1998, as further amended and declared effective on January 27, 1999 ("POST-EFFECTIVE
                  AMENDMENT NO. 2"))

4.3      --       Restated Bylaws of the Company (incorporated by reference from
                  Post-Effective Amendment No. 2)

5.1      --       Opinion of Williams & Connolly regarding legality of
                  securities being registered

24.1     --       Consent of Grant Thornton LLP

24.2     --       Consent of Williams & Connolly (included in Exhibit 5.1)

25.1     --       Power of Attorney (included on page 7)